SKYLYNX COMMUNICATIONS, INC. AND SUBSIDIARIES
(A Development Stage Company)

CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 1998 AND 1997,
TOGETHER WITH REPORT OF INDEPENDENT
CERTIFIED PUBLIC ACCOUNTANTS

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



To the Stockholders of
SkyLynx Communications, Inc. and Subsidiaries:

We have audited the accompanying consolidated balance sheet of SkyLynx Communications, Inc. and subsidiaries (a Colorado corporation in the development stage) as of December 31, 1998, and the related consolidated statements of operations, stockholders' equity and cash flows for the year then ended, and the related statements of operations and cash flows for the period from inception (July 29, 1997) to December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. We did not audit the consolidated financial statements of SkyLynx Communications, Inc. and subsidiary for the period from inception (July 29, 1997) to December 31, 1997. Such statements are included in the cumulative inception to December 31, 1998, totals of the statements of operations and cash flows and reflect total revenues and net loss of $0 and $8,938, respectively, of the related cumulative totals. Those statements were audited by other auditors whose report, dated March 4, 1998, expressing an unqualified opinion on those statements, has been furnished to us, and our opinion, insofar as it relates to amounts for the period from inception (July 29, 1997) to December 31, 1997, included in the cumulative totals, is based solely upon the report of the other auditors.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, based on our audit and report of the other auditors, the financial statements referred to above present fairly, in all material respects, the financial position of SkyLynx Communications, Inc. and subsidiaries as of December 31, 1998, and the results of their operations and their cash flows for the year then ended and the period from inception (July 29, 1997) to December 31, 1998, in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As shown in the accompanying consolidated financial statements, the Company is a development stage company with no significant operating results to date. The factors discussed in Note 3 to the consolidated financial statements raise a substantial doubt about the ability of the Company to continue as a going concern. Management's plans in regards to those matters are also described in Note 3. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                             /s/ARTHUR ANDERSEN LLP


Tampa, Florida,
April 13, 1999

              SKYLYNX COMMUNICATIONS, INC. AND SUBSIDIARIES
                      (A Development Stage Company)

            CONSOLIDATED BALANCE SHEET -- DECEMBER 31, 1998

                                 ASSETS

CURRENT ASSETS:
        Cash                                           $    512,925
        Prepaid expenses and other current assets            20,135
                                                       ------------
          Total current assets                              533,060

PROPERTY AND EQUIPMENT, net                               1,632,370

INTANGIBLE ASSETS, net of accumulated amortization of
        $6,938                                               89,195

OTHER ASSETS                                                152,978
                                                       ------------
Total assets                                           $ 2,407,603
                                                       ============

                  LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
        Accounts payable                               $   360,176
        Accrued liabilities                                363,138
        Deposits on unissued shares of common stock
          and preferred stock                              411,160
                                                       -----------
Total current liabilities                                1,134,474
                                                       ============

COMMITMENTS AND CONTINGENCIES (Note 8)

STOCKHOLDERS' EQUITY:
        Preferred stock, $.01 par value; 50,000,000
          shares authorized, 988,750 shares issued
          and outstanding                                2,645,828
        Common stock, $.001 par value; 150,000,000
          shares authorized, 9,531,186 shares issued
          and outstanding                                    9,531
        Additional paid-in capital                       4,171,356
        Deficit accumulated during development stage    (5,553,586)
                                                       ------------
Total stockholders' equity                               1,273,129
                                                       ------------
Total liabilities and stockholders' equity              $2,407,603
                                                       ============

The accompanying notes are an integral part of this consolidated balance sheet.

                  SKYLYNX COMMUNICATIONS, INC. AND SUBSIDIARIES
                  --------------------------------------------
                          (A Development Stage Company)

                      CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE PERIOD FROM INCEPTION (JULY 29, 1997) TO DECEMBER 31, 1997,

AND THE YEAR ENDED DECEMBER 31, 1998

                    Year Ended December 31, 1998  Period from Inception
Cumulative from Inception                                                  (July
29, 1997) to   (July 29, 1997) to December
                                                  December 31, 1997         31,
1998
                    ----------------------------  ---------------------    -----
----------------------

REVENUES            $     7,898                   $   -               $ 7,898
  SELLING, GENERAL
AND ADMINISTRATIVE
EXPENSES              5,300,834                          8,938
5,309,772
                    ------------                                           -----
----------

OPERATING LOSS      (5,292,936)                         (8,938)
(5,301,874)

NET INTEREST INCOME     18,104                        -
18,104
           ------------                  -------------            -----
-----------

NET LOSS BEFORE
PROVISION FOR
INCOME TAXES        (5,274,832)                          (8,938)
(5,283,770)

PROVISION FOR
INCOME TAXES             -                            -
-
                    ------------                  -------------            -----
-----------

NET LOSS            (5,274,832)                          (8,938)   (5,283,770)

PREFERRED STOCK
DIVIDENDS              (39,759)                       -
(39,759)

ACCRETION OF
BENEFICIAL
CONVERSION FEATURE
OF PREFERRED STOCK     (73,029)                       -
(73,029)
                    -------------                 --------------           -----
------------

NET LOSS AVAIL-
ABLE TO COMMON
STOCKHOLDERS        $(5,387,620)                        $(8,938)
$(5,396,558)
                    =============                 ==============
=================
NET LOSS PER
SHARE-BASIC              $0.60                          $ -
NET LOSS PER SHARE
-DILUTED                 $0.60                          $ -

SHARES USED IN
COMPUTING NET LOSS
PER SHARE-BASIC       8,946,874                        6,187,500

SHARES USED IN
COMPUTING NET LOSS
PER SHARE-DILUTED     8,946,874                        6,187,500

  The accompanying notes are an integral part of these consolidated statements.

                  SKYLYNX COMMUNICATIONS, INC. AND SUBSIDIARIES
                          (A Development Stage Company)


                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

      FOR THE PERIOD FROM INCEPTION (JULY 29, 1997) TO DECEMBER 31, 1997,

                      AND THE YEAR ENDED DECEMBER 31, 1998



                         Preferred Stock     Common Stock   Additional
Deficit Accumulated
                                                            Paid-in
During Development
                         ----------------    -------------- ----------     -----
--------------
                         Shares   Amount     Shares  Amount Capital
Stage                                        Total
                         -----    ------     ------  ------ -------        -----
                                             -----

BALANCE, at inception
(July 29, 1997)          -        $    -          -  $   -   $     -     $ -
                                        $   -

     Net loss            -             -          -      -         -
(8,938)                                        (8,938)

     Common stock issued
     in reverse
     acquisition         -             -    6,875,000  6,875      2,063   -
                                           8,938

Recapitalization         -             -    1,897,189  1,897    979,855
269,816)                                 711,936
                         -------  -------   ---------  -----    -------    -----
-----

BALANCE,
December 31, 1997        -        $    -    8,772,189 $8,772   $981,918
$(278,754)                              $711,936
                         =======  =======   ========= =======  ========
===========





                 SKYLYNX COMMUNICATIONS, INC. AND SUBSIDIARIES
                          (A Development Stage Company)

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

      FOR THE PERIOD FROM INCEPTION (JULY 29, 1997) TO DECEMBER 31, 1997,
                      AND THE YEAR ENDED DECEMBER 31, 1998
                                   (continued)
                         Preferred Stock     Common Stock   Additional
Deficit Accumulated
                                                            Paid-in
During Development
                         ----------------    -------------- ----------     -----
--------------
                         Shares   Amount     Shares  Amount Capital
Stage                                        Total
                         -----    ------     ------  ------ -------        -----
                                             -----

BALANCE,
December 31, 1997          -     $   -      8,772,189 $8,772 $981,918     $
(278,754)                               $711,936

     Net loss              -         -           -       -        -
(5,274,832)                 (5,274,832)

Proceeds from issuance
of preferred stock with
1,977,500 warrants on
various dates, net of
offering costs of
$214,593 (Note 10)       988,750  2,533,040      -      -   1,207,367    -
                                            3,740,407

Common stock issued
for acquired assets
on August 20, 1998
(Note 4)                    -         -      50,000    50     206,200   -
                                             206,250

Common stock issued
for services on June
12, 1998, at fair value     -         -     653,997   654   1,559,369     -
                                           1,560,023

Common stock issued
for services on
September 23, 1998,
at fair value              -          -      55,000    55      329,29 - 329,345
Preferred stock dividend   -       39,759      -       -       (39,759)   -
                                 -

Accretion of beneficial
conversion feature
of preferred stock        -        73,029      -       -       (73,029)   -
                                 -
                         ------    -------   -------   -----   ---------   -----
-----                       ----------

BALANCE,
December 31, 1998        988,750  $2,645,828 9,531,186 $9,531 $4,171,356
$(5,553,586)             $ 1,273,129
                         ======== ========== ========= ======= ==========
============             ============


The accompanying notes are an integral part of these consolidated statements.

                  SKYLYNX COMMUNICATIONS, INC. AND SUBSIDIARIES
                          (A Development Stage Company)

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
      FOR THE PERIOD FROM INCEPTION (JULY 29, 1997) TO DECEMBER 31, 1997,
                      AND THE YEAR ENDED DECEMBER 31, 1998


                              Year Ended     Period from Inception    Cumulative
from Inception
                         December 31, 1998   (July 29, 1997) to       (July 29,
1997) to
                                             December 31, 1997        December
31, 1998
CASH FLOWS FROM OPERATING
ACTIVITIES:
Net loss                      $(5,274,832)        $   (8,938)
$(5,283,770)
Adjustments to reconcile
 net loss to net cash
 (used in) provided by
 operating activities-
   Common stock issued
     for intellectual
     property contributed
     by stockholders          -                        8,938
8,938
   Common stock issued for
     services                   1,771,618            -
1,771,618
   Depreciation and amortiza-
     tion                         266,206            -
266,206
   Changes in operating assets
     and liabilities-
       Prepaid expenses and
       other current assets       (20,135)           -
(20,135)
       Other assets                91,772            -
91,772
       Accounts payable           301,370            -
301,370
       Accounts payable,
       related party             (391,299)           -
(391,299)
       Accrued liabilities        360,012            -
360,012
       Other current liabilities   (1,375)             8,049
6,674
                                 ---------        ----------          ----------
---
 Net cash (used in) provided by
    operating activities        (2,896,663)            8,049
(2,888,614)
                              -------------       -----------         ----------
---

CASH FLOWS FROM INVESTING
ACTIVITIES:
Acquisition of fixed assets     (1,270,089)          -
(1,270,089)
                              -------------       ------------        ----------
---
Net cash used in investing
activities                      (1,270,089)          -
(1,270,089)
                              -------------       -------------       ----------
---

CASH FLOWS FROM FINANCING
ACTIVITIES:
Recapitalization                   -              620,061
620,061
Proceeds from the issuance
of preferred stock, net of
offering costs                   3,740,407           -
3,740,407
Advances on unissued shares        411,160           -
411,160
Principal debt payments           (100,000)          -
(100,000)
                              -------------       -------------       ----------
----
Net cash provided by
   financing activities          4,051,567        620,061
4,671,628
                              -------------       -------------       ----------
----

NET (DECREASE) INCREASE
  IN CASH                         (115,185)       628,110
512,925

CASH, beginning of period          628,110             -                      -
                              --------------      -------------       ----------
----

CASH, end of period            $   512,925        $  628,110             $
512,925
                              ==============      ==============
===============


                  SKYLYNX COMMUNICATIONS, INC. AND SUBSIDIARIES
                          (A Development Stage Company)


                      CONSOLIDATED STATEMENTS OF CASH FLOWS

      FOR THE PERIOD FROM INCEPTION (JULY 29, 1997) TO DECEMBER 31, 1997,

                      AND THE YEAR ENDED DECEMBER 31, 1998
                                   (continued)



                              Year Ended     Period from Inception    Cumulative
from Inception
                         December 31, 1998   (July 29, 1997) to       (July 29,
1997) to
                                             December 31, 1997        December
31, 1998



SUPPLEMENTAL DISCLOSURE
OF CASH FLOW INFORMATION:
    Cash paid for-
      Interest                $  4,043       $      583                  $
4,626

SUPPLEMENTAL DISCLOSURES
OF NONCASH INVESTING AND
FINANCING ACTIVITIES:
     Debt assumed in
     exchange for license
     rights                   $     -        $  100,000                  $
100,000
     Debt assumed in
     acquiring equipment      $     -        $  482,299                  $
482,299
     Issuance of common
     stock for property
     and equipment            $  117,750     $      -                    $
117,750
     Common stock issued
     for acquired assets      $  206,250     $      -                    $
260,250


The accompanying notes are an integral part of these consolidated statements.

                SKYLYNX COMMUNICATIONS, INC. AND SUBSIDIARIES
                        (A Development Stage Company)

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                         DECEMBER 31, 1998 AND 1997



1.ORGANIZATION AND BUSINESS:

SkyLynx Communications, Inc. (the Company) is the surviving company of a reverse acquisition between Allied Wireless, Inc. (AWI) and SkyLynx Express Holdings, Inc. (SEHI) effective December 31, 1997. The Company was formed to provide high-speed Internet connectivity and enhanced Internet services to businesses through the use of wireless and wireline technologies.

AWI was incorporated in Colorado on September 23, 1996. SEHI was incorporated in Delaware on July 29, 1997. On December 16, 1997, AWI acquired all of the outstanding common stock of SEHI. For accounting purposes, the reverse acquisition has been treated as a recapitalization of SEHI with AWI the legal surviving entity. The accompanying consolidated financial statements have been prepared as if the recapitalization took place on December 31, 1997. The historical financial statements prior to December 31, 1997, are those of SEHI. Subsequent to the merger, AWI changed its name to SkyLynx Communications, Inc.

2.SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Basis of Presentation

The Company's primary operations since inception have been devoted to offering secure and reliable Internet and Intranet access through wireless frequencies, using its wireless network, directly to end-users, as well as through connections to corporate local area networks, which will provide companies the ability to create virtual private networks. Insignificant operating revenue has been generated as of December 31, 1998. As a result, the consolidated financial statements are presented in accordance with Statement of Financial Accounting Standards (SFAS) No. 7, "Accounting and Reporting by Development Stage Enterprises." In order to generate significant revenues and become an operating business, the Company will need to continue to market its internet access service offerings to customers in its current markets and in markets to be acquired. In addition, the Company will need to attain additional funding through subsequent equity offerings.

Principles of Consolidation

The Company's consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All material intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Reclassifications

Certain prior-year amounts have been reclassified to conform to the current-year presentation.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Depreciation is provided using the straight-line method over the estimated useful lives of the assets.

Expenditures for repairs and maintenance are charged to expense when incurred. Expenditures for major renewals and betterments, which extend the useful lives of existing equipment, are capitalized and depreciated. Upon retirement or disposition of property and equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the consolidated statements of operations.

Intangible Assets

Intangible assets are stated net of accumulated amortization and include license rights. Amortization is provided using the straight-line method over five years. The Company evaluates on a regular basis whether events and circumstances have occurred that indicate that the carrying amount of intangible assets may warrant revision. Management believes that there has been no impairment of the intangible assets as reflected in the Company's consolidated financial statements as of December 31, 1998.

Fair Value of Financial Instruments

The Company believes that the carrying value of financial instruments on the accompanying consolidated balance sheet approximates their fair value.

Loss Per Share

In February 1997, the Financial Accounting Standards Board (FASB) issued SFAS No. 128, "Earnings Per Share" (SFAS 128). The Company adopted SFAS 128 for the period from inception (July 29, 1997) to December 31, 1997. Under SFAS 128, net loss per share-basic excludes dilution and is determined by dividing loss available to common stockholders by the weighted average number of common shares outstanding during the period.
Net loss per share-diluted reflects the potential dilution that could occur if securities and other contracts to issue common stock were exercised or converted into common stock. As of December 31, 1998, there were 3,579,736 stock options, 988,750 shares of convertible preferred stock, and 1,977,500 common stock purchase warrants outstanding which were not included in the calculation net loss per share - diluted because they were antidilutive.

1 for 13 Reverse Stock Split

On January 23, 1998, the stockholders of the Company approved a 1 for 13 reverse stock split. The accompanying consolidated financial statements have been retroactively restated to give effect to the reverse stock split.

Vendors

The Company purchased approximately 76 percent of its communications equipment as of December 31, 1998, from one vendor.

3.LIQUIDITY:

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the accompanying consolidated financial statements, the Company is a development stage company with insignificant revenue as of December 31, 1998, and has incurred losses of $5,274,832 and $8,938 for the year ended December 31, 1998, and the period from inception (July 29, 1997) to December 31, 1997, respectively. This factor among others may indicate that the Company will be unable to continue as a going concern for a reasonable period of time.

The consolidated financial statements do not include any adjustments relating to the recoverability and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. The Company's continuation as a going concern is dependent upon its ability to generate sufficient cash flow to meet its obligations on a timely basis and ultimately to attain profitability. The Company's management intends to seek additional funding through equity offerings during 1999 to help fund the Company's operations as it expands.

4.  PURCHASE OF ASSETS FROM NADEX WEST, INC.:

In 1998, the Company purchased certain assets of Nadex West, Inc. (Nadex
West). The assets purchased included property and equipment, including leases covering two Multipoint Distribution Service channels granted under licenses issued by the Federal Communications Commission (FCC) within the Fresno, California, geographical area. This acquisition was accounted for as a purchase and has been reflected in the Company's consolidated financial statements from the date of acquisition. The consideration paid in this transaction was 50,000 shares of common stock with a fair value of $206,250. In addition, 25,000 shares of the Company's common stock is contingently issuable upon the Fresno operations achieving operating profit of $850,000 in one year. In the event Nadex West is able to obtain for the Company an option to purchase the FCC licenses for the channels included in the leases, the Company has agreed to issue Nadex West an additional 50,000 shares of common stock.

5.PROPERTY AND EQUIPMENT:

Property and equipment consisted of the following as of December 31, 1998:

                              Useful Lives in Years         Amount

Communications equipment           5                     $1,514,384
Computer equipment                      5
123,335
Furniture and fixtures             5                         37,481
Office equipment                        5
72,772
Leasehold improvements             5                        143,666
                                                         ------------
                                                          1,891,638

Less- Accumulated depreciation and
amortization
(259,268)
                                                         ------------
Property and equipment, net   $1,632,370

6.NOTE PAYABLE:

Effective December 16, 1997, the Company assumed an affiliate's promissory note payable totaling $100,000, and accrued interest of $3,126, to an individual. The note bore interest at 7.5 percent, was unsecured and convertible into 2,564 shares of the Company's $.001 par value common stock, at the option of the holder. The note and related accrued interest was paid in full during the year ended December 31, 1998.

7.INCOME TAXES:

The Company follows the liability method of accounting for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes" (SFAS
109). Under SFAS 109, deferred income taxes are recorded based upon differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the underlying assets are received and liabilities are settled. At December 31, 1998, the Company had net operating loss (NOL) carryforwards of $5,283,770 that can reduce future federal income taxes. Realization of the future tax benefits related to the deferred tax asset is dependent on many factors, including the Company's ability to generate taxable income within the NOL carryforward period. If not utilized, the NOL carryforward will expire in 2018. Due to uncertainties regarding the Company's ability to realize the benefits of its deferred tax assets through future operations, a valuation allowance has been established.

The income tax effect of temporary differences comprising the deferred tax asset on the accompanying consolidated balance sheet is a result of the following as of December 31, 1998:

                                                       Amount

Deferred income tax assets:
Allowance for doubtful accounts                   $    14,010
Accrued liabilities                                    40,984
Net operating loss carryforward                     1,932,034
Valuation allowance                                (1,987,028)
                                                  ------------
Net deferred income tax asset                     $       -

The change in the valuation allowance from inception (July 29, 1997) through December 31, 1997, and from December 31, 1997, to December 31, 1998, was $73,905 and $5,206,532, respectively.

A reconciliation between the statutory federal income tax rate (34 percent) and the effective rate of income tax for the year ended December 31, 1998, is as follows:

                                                  Percentage
Statutory income tax rate                         (34.0)%
Increase (decrease) in taxes resulting from:
State taxes, net of U.S. Federal tax benefit       (3.6)
Increase in valuation allowance                    35.6
    Other                                           2.0
                                                  ------
                                                    0.0%
8.COMMITMENTS AND CONTINGENCIES:

Litigation

The Company is involved in various legal proceedings that have arisen in the ordinary course of business. While it is not possible to predict the outcome of such proceedings with certainty, in the opinion of the Company's management, all such proceedings are adequately covered by insurance or, if not so covered, should not materially result in any liability, which would have a material adverse effect on the financial position, liquidity or results of operations of the Company.

Lease Obligations

The Company leases real estate under operating leases. Certain real estate leases require the Company to pay maintenance, insurance, taxes and certain other expenses in addition to the stated rentals.
Future minimum lease payments for noncancellable operating leases in effect at December 31, 1998, are as follows:

             Year Ending
             December 31,                                   Amount
             ------------                                   ------

             1999                                      $161,887
             2000                                       166,472
             2001                                       171,195
             2002                                       176,277
             2003                                       109,598
                                                       --------
                                                       $785,429

Rent expense under operating leases for the year ended December 31, 1998, and the period from inception (July 29, 1997) to December 31, 1997, totaled $90,292 and $0, respectively.

Employment Agreements

The Company has entered into employment agreements with certain Company officers and management. The remaining commitment under the terms of these agreements as of December 31, 1998, is approximately $1,400,000, of which approximately $800,000 is payable in 1999 and approximately $600,000 is payable in 2000. These employment agreements expire on various dates through December 2000. In addition, under these employment contracts, 2,150,630 non-qualified stock options have been granted.

9.  COMMON STOCK:

On August 10, 1997, the Board of Directors (the Board) approved the issuance of 6,875,000 shares of the common stock, in exchange for intellectual property consisting of expertise and trade secrets. The shares were issued without registration under the federal securities laws in reliance upon an exemption from registration requirements contained in the Securities Act of 1933, as amended. Management expensed the intellectual property in the period ended December 31, 1997.

During 1998, the Board approved the issuance of 708,997 shares of common stock in exchange for services. The shares were issued without registration under the federal securities laws in reliance upon an exemption from registration requirements contained in the Securities Act of 1933, as amended.

10.UNIT OFFERING:

During 1998, the Company, through a private placement offering, sold 988,750 units to qualified investors for $4.00 per unit. Each unit consisted of one share of Series A convertible preferred stock, one Class A warrant, and one Class B warrant.

The Company's Series A convertible preferred stock has a par value of $0.01 per share and a dividend rate of 10 percent. Each share of preferred stock is convertible into one share of the Company's $.001 par value common stock at the option of the stockholder. The option may be exercised after one year from the date of issue, upon effective registration of the underlying common shares, or automatically upon the earlier of (1) the third anniversary of the date of issue, or (2) once the Company's common stock trades above $6.00 per share for 10 consecutive trading days. The preferred stock has a liquidation preference of $4.00 per share. As of December 31, 1998, the Company had accrued but unpaid dividends of $39,759.

Each Class A warrant entitles the holder to purchase one share of common stock at $7.50 per share beginning one year from the date of issuance or beginning on the effective date of registration of the underlying common shares, whichever comes first. Each Class B warrant entitles the holder to purchase one share of common stock at $10.00 per share, beginning one year from the date of issuance or beginning on the effective date of registration of the underlying common shares, whichever comes first. Both the Class A and Class B warrants expire three years from the date of issuance. The Company may, under certain circumstances, redeem all of the outstanding Class A and Class B warrants upon 30 days written notice at $.01 per warrant.

Proceeds of $3,045,350 and $909,650 were allocated to the preferred stock and to the warrants, respectively, based on their relative fair values.
The value of the beneficial conversion feature of the preferred stock was recorded as a discount of $297,717 and is being accreted through additional paid-in capital through the date the preferred stock is first convertible.

9.  STOCK-BASED COMPENSATION:

Effective January 23, 1998, the Company adopted the 1998 Equity Incentive Plan (the Plan), under which 1,750,000 shares of common stock were authorized and reserved for use in the Plan. The Plan allows the issuance of incentive stock options, nonqualified stock options, stock bonuses, rights to purchase restricted stock, and stock appreciation rights. Incentive stock options granted during 1998 become exercisable over three years and expire five years from the date of grant. At December 31, 1998, 520,894 shares of common stock were available for future grant under the Plan, and 1,229,106 options were outstanding at an exercise price of $2.30 per share.

In addition to the incentive stock options granted under the Plan, the Company also granted 2,350,630 non-qualified stock options outside of the Plan to certain officers, directors, and other employees. Of the non-qualified options granted, 200,000 became exercisable immediately and expire five years from the date of grant, and 68,732 become exercisable at the rate of 4,166 options per month and expire five years from the date of grant. The remaining 2,081,898 options vest based on certain performance criteria and expire five years from the date of grant. At December 31, 1998, 200,000 options were outstanding at an exercise price of $2.30 per share, 68,732 options were outstanding at an exercise price of $4.00 per share and 2,081,898 options were outstanding at an exercise price of $1.94 per share.

Stock option activity for the year ended December 31, 1998, was as follows:

                                        Number of      Weighted
                                        Shares         Average
                                                       Exercise Price
Outstanding, beginning of period        -              $  -
Granted                                 3,579,736        2.12
Exercised                               -                 -
Canceled or expired                     -                 -
Outstanding, end of period              3,579,736      $ 2.12
Options vested at year-end                670,720      $ 2.43

The weighted-average remaining contractual lives for options outstanding at December 31, 1998, was 4.9 years.

The Company accounts for its stock-based compensation plan under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25), under which no compensation expense has been recognized for option grants. Compensation expense of $2,001,618 was recognized for stock grants under APB 25. In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation" (SFAS 123), which allows companies to continue following the accounting guidance of APB 25, but requires disclosure of net income and earnings per share for the effects on compensation expense had the accounting guidance of SFAS 123 been adopted.

The Company has elected SFAS 123 for disclosure purposes. Under SFAS 123, the fair value of each option granted has been estimated as of the grant date using the Black-Scholes option-pricing model with the following weighted-average assumptions: risk-free interest rate of 4.46 to 5.63 percent, expected volatility of 80 percent, expected life of four years, and no expected dividends. During the year ended December 31, 1998, the weighted-average fair values of options granted were $1.41 for options granted with an exercise price equal to the market price of the stock, $1.31 for options granted with an exercise price that exceeded the market price of the stock, and $1.49 for options granted with an exercise price that was less than the market price of the stock. Had compensation expense been determined based on the fair value at the grant date consistent with the provisions of SFAS 123, the Company's net loss and net loss per share would have increased to the pro forma amounts indicated below:

                                                            Amount
As reported:
             Net loss                                       $(5,274,832)
             Net loss per share - basic and diluted         $(0.60)
Pro Forma:
             Net loss                                       $(6,215,209)
             Net loss per share - basic and diluted         $(0.71)

12.  RELATED-PARTY TRANSACTIONS:

Effective December 16, 1997, the Company issued 4,230,770 shares of common stock to affiliates in exchange for intellectual property and technology and 2,644,230 shares of common stock to officers and directors in exchange for intellectual property.

During 1998, despite suspension of agreement with NST, NST billed the Company $735,256 for the construction of wireless data transmission plants in Fresno, California, and in Tampa, Florida. Both transmission plants were completed and this amount was paid during the year ended December 31, 1998.

During 1998, the Company issued 708,997 shares of common stock to affiliates in exchange for services. The services were valued by management at the fair value of the common stock on the date of issuance.

13.  SUBSEQUENT EVENTS:

In January 1999, the Company issued an additional 72,582 units under the 1998 Private Placement Memorandum to affiliates in exchange for services. The units issued in the 1998 private placement offering consisted of one share of Series A convertible preferred stock, one Class A warrant exercisable for three years to purchase one additional share of common stock at an exercise price of $7.50 per share, and one Class B warrant exercisable for three years to purchase one additional share of common stock at an exercise price of $10.00 per share.

In January 1999, the Company issued and sold to one accredited investor 263,158 units at a price of $1.90 per unit, for aggregate consideration of $500,000. Each unit sold in this offering consisted of one share of the Company's common stock, one warrant exercisable for three years to purchase one additional share of common stock at a price of $6.00 per share, and one warrant exercisable for three years to purchase an additional share of common stock at an exercise price of $8.00 per share.

In January 1999, the Company completed the sale to one accredited investor of 600 shares of Series B convertible preferred stock, 15,000 shares of common stock and warrants exercisable to purchase, in the aggregate, 120,000 shares of common stock at an exercise price of $3.00 per share. The aggregate purchase price for the foregoing securities was $600,000.

In March 1999, the Company completed the sale to accredited investors of 326,500 shares of Series C preferred stock. The aggregate purchase price for the foregoing securities was $1,306,000.

Effective February 2, 1999, the Company acquired substantially all of the assets of Interaccess Corporation for $195,385 in cash and issued 35,164 shares of the Company's common stock. Effective March 24, 1999, the Company acquired ContiNet for $497,541, consisting of cash, assumption of debt and shares of the Company's common stock.

Effective February 12, 1999, the Company entered into a letter of intent to acquire substantially all of the assets of Net Asset, LLC, for $1,175,000 in cash. Effective March 1, 1999, the Company entered into a letter of intent to acquire substantially all of the assets of SeaTac.Net for $400,000 in cash and the Company's common stock. The Company has also entered into letters of intent to acquire substantially all of the assets of two additional internet service providers.